Exhibit 4.2

21VIANET GROUP, INC.

Number	Class A Ordinary Share(s)
- [no. of shares] -

Incorporated under the laws of the Cayman Islands

Share capital is US$7,700 divided into

(i) [no. of shares] Class A Ordinary Shares of a par value of US$0.0001 each and

(ii) [no. of shares] Class B Ordinary Shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the     day of             2011 by:

DIRECTOR